UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                         SEC. FILE NUMBER
                                                             333-72376

                                   FORM 12B-25              CUSIP NUMBER
                                                            58455T 10 4
                                                       ----------------------

                           NOTIFICATION OF LATE FILING

Check One): [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ]
            [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

           For Period Ended: December 31, 2006
                             -----------------------------
           [ ] Transition Report on Form 10-K
           [ ] Transition Report on Form 20-F
           [ ] Transition Report on Form 11-K
           [ ] Transition Report on Form 10-Q
           [ ] Transition Report on Form N-SAR
           For the Transition Period Ended:


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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


________________________________________________________________________________
PART I - REGISTRANT INFORMATION

MEDICAL CONNECTIONS HOLDINGS, INC.
________________________________________________________________________________
Full Name of Registrant


NOT APPLICABLE
________________________________________________________________________________
Former Name if Applicable


2300 GLADES ROAD SUITE 202E
________________________________________________________________________________
Address of Principal Executive Office(Street and Number)


BOCA RATON, FLORIDA 33431
________________________________________________________________________________
City, State and Zip Code

PART 11 - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate). [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


     | (a)  The reason described in reasonable detail in Part III of this
     |      form could not be eliminated without unreasonable effort or expense
     | (b)  The subject annual report, semi-annual report, transition report on
     |      Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof,
     |      will be filed on or before the fifteenth calendar day
 [X] |      following the prescribed due date; or the subject quarterly
     |      report or transition report on Form 10-Q, or portion thereof will
     |      be filed on or before the fifth calendar day following the
     |      prescribed due date; and
     | (c)  The accountant's statement or other exhibit required by Rule
     |      12b-25(c) has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant's Form 10-KSB for the year ended December 31, 2006 could not be filed within the prescribed time period because the Registrant has not been able to review certain information and data relating to and necessary for the accurate completion of the Registrant's financial statements and management's discussion and analysis of financial condition and results of operations within such time period without unreasonable effort or expense. The Registrant anticipates that the Form 10-KSB Annual Report, along with the audited financial statements will be filed on or before the 15th calendar day following the prescribed due date of the Registrant's Form 10-K.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  ANTHONY NICOLOSI              (561)            353-1110
    ---------------------------------------- ----------- -----------------------
                      (Name)                 (Area Code)    (Telephone Number)

2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No
     ___________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                       Medical Connections Holdings, Inc.
    ------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 2,  2007                    By: /s/ Anthony Nicolosi
    -------------------                 ----------------------------------------
                                        ANTHONY NICOLOSI,
                                        PRESIDENT